Exhibit 10.10

HUTTIG BUILDING PRODUCTS, INC.

EVA EXECUTIVE INCENTIVE PLAN

For the Year 2014

GENERAL

The awards to participants in the EVA Incentive Compensation Plan, As Amended January 1, 2004 (the “EVA Plan”) of Huttig Building Products, Inc. (the “Company”) shall be pursuant to the terms of the EVA Plan, except as set forth below. The amendments to the EVA Plan with respect to the 2014 awards have been approved by the Board of Directors (the “Board”) of the Company, upon recommendation of the Management Organization & Compensation Committee of the Board.

PAYMENT OF 2014 INCENTIVE AWARDS

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The 2014 EVA bonus awards shall be paid in full to the participants and no portion of such awards shall be banked or subject to forfeiture provided that the participant continues to be employed by the Company at the date of payment(s);

•	The 2014 EVA bonus awards shall be paid on such date or dates in 2015 as determined by the President and Chief Executive Officer at his discretion; and

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that the payment of any 2014 EVA award is subject to the participant’s continued employment with the Company through the date of payment; provided, that all 2014 EVA awards shall become immediately payable upon a change in control of the Company, as defined in the Company’s standard change in control agreements.

•	Right to Change Plan

The Company reserves the right to modify or terminate the EVA Plan at any time.

•	No Contract of Employment

Nothing contained herein shall be construed as a contract of employment between the Company (or any of its subsidiaries) and any participant, or as giving a right to any person to continue in the employment of the Company or any of its subsidiaries or as limiting the right of the Company or any of its subsidiaries to discharge any participant at any time, with or without cause.